UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 8, 2005
THE HOME DEPOT, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-8207	95-3261426

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)
2455 Paces Ferry Road, N.W., Atlanta, Georgia 30339
(Address of Principal Executive Offices) (Zip Code)
(770) 433-8211
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On September 8, 2005, in connection with the organizational changes reported by The Home Depot, Inc. (the “Company”) on August 19, 2005, the Company entered into a Separation Agreement & Release (the “Agreement”) with John H. Costello, the Company’s former Executive Vice President — Merchandising and Marketing. Pursuant to the Agreement, Mr. Costello is entitled to receive (i) 24 months of salary continuation based on an annual base salary rate of $725,000; (ii) continued vesting of outstanding equity awards during the 36-month period following September 1, 2005 and, for those equity awards providing for continued vesting upon retirement at age 60 and 5 years continuous service, continued vesting after termination of the 36-month period until expiration by their original terms; (iii) a pro-rata portion of his 2005 bonus payments to be paid in 2006 pursuant to the Company’s Management Incentive Plan and Long Term Incentive Plan; (iv) accelerated vesting of the restricted stock and options to purchase shares of the Company’s common stock received by him upon his initial hire; and (v) benefits made available to Company executive officers during the 24-month period of salary continuation. The terms of the Agreement further provide for a general release and customary provisions related to non-competition, non-solicitation and confidentiality. The foregoing Agreement terms are generally consistent with the severance provisions set forth in Mr. Costello’s employment agreements dated September 26, 2002 and July 25, 2003. Additionally, the Agreement has been reviewed and approved by the Leadership Development and Compensation Committee of the Company’s Board of Directors.
Item 1.02. Termination of a Material Definitive Agreement.
     As described in Item 1.01 above, the Company entered into the Agreement with Mr. Costello on September 8, 2005. The Agreement terminates the employment agreements referred to in Item 1.01.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HOME DEPOT, INC.
By:	/s/ Frank L. Fernandez
	Name:	Frank L. Fernandez
	Title:	Executive Vice President, Secretary and General Counsel

Date: September 14, 2005